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                                  EXHIBIT 10(g)

                        AMENDMENT TO EMPLOYMENT AGREEMENT

                                       AND

                           OFFICER SEVERANCE AGREEMENT

         This is an Amendment to Employment Agreement and Officer Severance Agreement (this "Agreement") dated as of May 19, 1988 between Donald D. Dreher (the "Officer") and DMI Furniture, Inc. (the "Corporation").

                                    RECITALS

         A. The Corporation considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

         B. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation, and to promote objectivity in the face of any pending change of control of the Corporation.

                                    AGREEMENT

         NOW THEREFORE, to induce the Officer to remain in the employ of the Corporation, the Corporation agrees that the Officer shall receive the severance benefits set forth in this Agreement if his employment with the Corporation is terminated in the circumstances described below:

         1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                  (a) CAUSE. Termination by the Corporation of the Officer's employment for "Cause" shall mean termination upon (i) the willful and continued failure by the Officer to substantially perform the Officer's duties with the Corporation after a written demand for substantial performance is delivered to the Officer by the Board, which demand specifically identifies the manner in which the Board believes that the Officer has not substantially performed his duties; or (ii) the willful engaging by the Officer in gross misconduct materially and demonstrably injurious to the Corporation; or (iii) the Officer's Disability. For purposes of this definition, no act, or failure to act on the Officer's part shall be considered "willful" unless done or



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omitted to be done by the Officer not in good faith and without reasonable belief that the Officer's action or omission was in the best interests of the Corporation. The Officer shall not be deemed to have been terminated for Cause unless and until the Corporation has delivered a Notice of Termination.

                  (b) CHANGE IN CONTROL. For purposes of this Agreement, a "change in control" of the Corporation shall be deemed to have occurred if any of the following occur:

                           (i) Any "person," as such term is used in Sections
13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, or any of the existing Series C Preferred stockholders), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Corporation's then outstanding securities.

                           (ii) During any period of two consecutive years (not
including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board cease to constitute at least a majority thereof. If the election or nomination for election by the Corporation's stockholders of a new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this Section) was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, that director shall not be counted for purposes of the preceding sentence.

                           (iii) The stockholders of the Corporation approve a
merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 40% of the combined voting power of the Corporation's then outstanding securities.

                           (iv) The stockholders of the Corporation approve a
plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.



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                           (v) Any other transaction which is of a nature that
would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act occurs.

                  (c) DATE OF TERMINATION. "Date of Termination" shall mean the date specified in the Notice of Termination, or, if the Officer's employment is terminated by the Corporation, the date on which a Notice of Termination is given. In the case of a termination by the Officer the Date of Termination shall not be less than 15 nor more than 65 days from the date such Notice of Termination is given.

                  (d) DISABILITY. The Officer shall be deemed to have terminated his employment due to a "Disability" if a mental or physical illness or disability of the Officer incapacitates him from fully performing the duties assigned to him for a period of 90 successive days or for an aggregate period of 120 days during any 12 calendar-month period.

                  (e) NOTICE OF TERMINATION. Any termination by the Corporation or by the Officer shall be communicated by written notice of such termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed (i) if to the Officer, to 9007 Laughton Lane, Louisville, Kentucky 40222, (ii) if to the Corporation to:
Corporate Offices, 10400 Linn Station Road, Suite 100, Louisville, Kentucky 40223 (all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Any Notice of Termination delivered by the Corporation prior to the occurrence of a Change of Control shall be deemed notice of termination without Cause unless and until there has been delivered to the Officer a copy of a resolution duly adopted by the affirmative vote of not less than 3/4 of the entire membership of the Board at the meeting of the Board called and held for that purpose (after reasonable notice to the Officer and an opportunity for the Officer, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Officer was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

                  (f) EMPLOYMENT AGREEMENT. "Employment Agreement" shall mean the agreement so styled between the Officer and the Corporation dated September 1, 1986 and any renewal or extension thereof.

         2. TERM. This Agreement shall commence on January 1, 1988, and shall continue until the later of (a) December 31, 1990, or (b) two years following a Change in Control which occurs prior to December 31, 1990; PROVIDED, HOWEVER, that commencing on January 1, 1991, the term of this Agreement shall automatically be extended for additional periods equal to the relative periods possible for the initial term unless, not later than September 30 of the year preceding expiration, the Corporation shall have given notice that it does not wish to extend this Agreement.

         3. TERMINATION OF EMPLOYMENT.


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                 (a) GENERAL. Except as provided in Section 3(b), the Officer shall be entitled to the benefits provided in Section 4 upon the termination of the Officer's employment after a Change in Control that occurs during the term of this Agreement. If during the term of this Agreement the Corporation terminates the Officer's employment other than for Cause, and a Change in Control occurs within 9 months thereafter, then the Officer shall be entitled to all benefits hereunder.

                 (b) TERMINATION BY EMPLOYEE. If the Officer dies or terminates his own employment during the 60-day period immediately following a Change in Control that occurs during the term of this Agreement, his right to receive payments or benefits under this Agreement shall be determined solely in accordance with the provisions of Section 5. Continued employment after that 60-day period shall not constitute a waiver of the Officer's right to subsequently terminate his employment.

         4. COMPENSATION UPON TERMINATION.

                  (a) AMOUNT. If the Officer's employment is terminated in the circumstances described in Section 3(a), then the Officer shall be paid as severance compensation:

                           (i) The unpaid balance of the Officer's full base
salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; AND

                           (ii) An amount equal to (A) three times the Officer's
annual base salary (as specified in section 4(a) of the Employment Agreement if then in effect) in effect at the time the Notice of Termination is given (present valued to a lump sum using the interest rate then applicable to six-month certificates of deposit at Liberty National Bank & Trust Company, Louisville, Kentucky, rather than being treated as though paid over 36 months), plus (B) the most recent cash bonus paid to the Officer.

                           (iii) All legal fees and expenses incurred by the
Officer resulting from termination (including all such fees and expenses, if any, incurred in contesting any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit to the extent attributable to the application or attempted application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to any payment hereunder).

                  (b) MANNER OF PAYMENT. All payments required by Section 4(a) shall be made within 5 days after the later of (i) the Date of Termination, (ii) the date a Change in Control occurs or (iii) with respect to legal fees, the date they are incurred. Payment shall be made in a lump sum in cash unless the Officer by written notice specifies payment over a longer period.

                  (c) MITIGATION, OFFSET OR REDUCTION. The Officer shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by the Officer as the result of employment by another employer, by



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retirement benefits, by offset against any amount claimed to be owed by the
Officer to the Corporation, or otherwise, except (i) as provided in Section 6, or (ii) compensation received by the Officer from the Corporation pursuant to the last literary paragraph of section 9 of the Employment Agreement if he is terminated by the Corporation prior to a Change in Control, which amount shall offset dollar for dollar any payments due hereunder.

         5. OFFICER COOPERATION INCENTIVE. If the Officer terminates his employment for any reason within the 60-day period immediately following a Change in Control, the Corporation shall pay the Officer his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he is entitled under any plan, agreement or arrangement of the Corporation at the time such payments are due and the Corporation shall have no further obligations to the Officer under this Agreement.

         6. REDUCTION IN AMOUNTS PAYABLE. In no event shall any amount payable under any provision of this Agreement equal or exceed an amount which would cause the Corporation to forfeit, pursuant to Section 280G(a) of the Code, its deduction for any or all such amount payable. Pursuant to this Section 6, the Corporation's Compensation Committee has the power to reduce severance benefits payable under this Agreement (beginning by first reducing benefits attributable to the payment of legal fees), if such benefits alone or in conjunction with termination benefits provided under any other plan or agreement between the Officer and the Corporation, would cause the Corporation to forfeit otherwise deductible payments; provided, however, that no benefits payable under this Agreement shall be reduced pursuant to this Section 6 to less than $1.00 below the amount of benefits which the Corporation can properly deduct under Section 280G(a) of the Code.

         7. SUCCESSORS; BINDING AGREEMENT.

                 (a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Officer to compensation from the Corporation in the same amount and on the same terms to which the Officer would be entitled hereunder pursuant to the provisions of Sections 4, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination and the date Notice of Termination is given. As used in this Agreement, "Corporation" shall mean the Corporation as defined above and any successor to its business or assets as aforesaid or which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                 (b) This Agreement shall inure to the benefit of and be enforceable by the Officer and his personal or legal representatives, executors, administrators, beneficiaries, heirs, distributees, and legatees. If the Officer should die while any amount would still be payable to the Officer hereunder had the Officer continued to live, all such amounts, unless otherwise provided



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herein, shall be paid in accordance with the terms of this Agreement to the
Officer's personal or legal representatives, heirs, distributees, beneficiaries, legatees or other designees, as appropriate.

         8 MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Officer and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The laws of Delaware shall govern the validity, interpretation, construction and performance of this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement.

         9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         11. AMENDMENTS; ENTIRE AGREEMENT. This Agreement and the Employment Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto including, without limitation, the last literary paragraph of section 9 of the Employment Agreement, to the extent it relates to payments to be made after a Change in Control; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

         IN WITNESS WHEREOF, the Officer and the Corporation have executed three originals of this Agreement as of May 19, 1988, but actually on the dates set forth below.
                                              DMI FURNITURE, INC.


          /s/  Donald D. Dreher               By:      /s/ Joseph G. Hill
      -----------------------------               ----------------------------
            Donald D. Dreher                       Joseph G. Hill
                                                   Vice President and Chief
                                                   Financial Officer

Date:         May 20, 1988                    Date:      May 20, 1988
     -------------------------------                ------------------------



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